                                       FILED PURSUANT TO RULE NO. 424(B)(3)
                                       REG. NO. 333-47261

PROSPECTUS SUPPLEMENT NO. 11
(TO THE PROSPECTUS DATED MAY 14, 1998)

                        10,000,000 PREFERRED SECURITIES

NEWELL LOGO                 NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                                   NEWELL CO.
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     This Prospectus Supplement No. 11 supplements and amends the Prospectus dated May 14, 1998, as it has previously been supplemented by Prospectus Supplements dated June 5, 1998, June 25, 1998, July 13, 1998, July 23, 1998, August 12, 1998, September 8, 1998, October 8, 1998, November 6, 1998, December 8, 1998 and January 11, 1999. The initial May 14, 1998 Prospectus and all eleven Prospectus Supplements constitute the current Prospectus.

     The Prospectus relates to: (1) the 5 1/4% Convertible Quarterly Income Preferred Securities (The Preferred Securities represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I.); and
(2) the shares of common stock of Newell Co. that may be issued on conversion of the Preferred Securities.

     The Selling Holder Table in the Prospectus is amended so that the following line items read as follows:

                                                                                           SHARES OF COMPANY
                                                                       NUMBER OF              COMMON STOCK
                                                                  PREFERRED SECURITIES       ISSUABLE UPON
                                                                       OWNED AND             CONVERSION OF
                        NAME OF SELLING HOLDER                       OFFERED HEREBY       PREFERRED SECURITIES
                        ----------------------                    --------------------    --------------------
 34.  Equi-Select Total Return Fund.............................         21,600                  21,307
 94.  MFS Series Trust I -- MFS Equity Income Fund..............          3,793                   3,740
 98.  MFS/Sunlife Series Trust -- Total Return Series...........        144,200                 142,252
101.  MFS Variable Insurance Trust -- MFS Growth with Income
      Series....................................................          4,398                   4,336
102.  MFS Variable Insurance Trust -- MFS Total Return Series...         10,000                   9,864
148.  Sun Life Bermuda US Equity Fund...........................             77                      75
209.  Monumental Life Insurance Company
      (Teamsters -- Camden Non-Enhanced)........................         35,200                  34,724
Additionally, the following new line items are hereby added to the Selling Holder Table:
210.  London Pacific Total Return...............................            680                     670
211.  Meridian U.S. Equity Fund.................................         10,500                  10,358
212.  MFS/Sunlife Series Trust -- Equity Income Series..........             10                       9
213.  Northern Income Equity Fund...............................         40,000                  39,460
214.  Ohio Bureau of Workers Compensation.......................          3,500                   3,452
215.  Travelers Total Return Series Trust.......................         31,000                  30,581

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
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     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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* QUIPS is a servicemark of Goldman, Sachs & Co.
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          The date of this Prospectus Supplement is February 5, 1999.